UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2011

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                        Federal                        0-25165                      14-1809721
                                                                      (State or Other Jurisdiction                             (Commission File No.)                            (I.R.S. Employer
                                                                        of Incorporation)                                                                                                        Identification No.)

                                                                                    302 Main Street, Catskill NY                                                 12414
                                                                         (Address of Principal Executive Offices)                                                                             (Zip Code)

                                                                                                    Registrant’s telephone number, including area code:  (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On October 25, 2011, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the three months ended September 30, 2011 and 2010.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated October 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  October 26, 2011                                                      By: /s/ Donald E. Gibson
              Donald E. Gibson
              President and Chief Executive Officer

FOR IMMEDIATE RELEASE
Date: October 25, 2011
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Record Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – October  25, 2011-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2011, which is the first quarter of the Company’s fiscal year ending June 30, 2012.  Net income for the quarter ended September 30, 2011 amounted to $1.5 million or $0.36 per basic and diluted share as compared to $1.3 million or $0.32 per basic and diluted share for the quarter ended September 30, 2010, an increase of $185,000, or 14.0%.

Donald E. Gibson, President and CEO stated; “I am proud to report record quarterly earnings that were driven by solid performance throughout the Company. Our long term investments in people, new branches, new products and technology continue to help us grow – and grow more efficiently – significantly contributing to the bottom line.”

Selected highlights for the quarter ended September 30, 2011 were as follows:

•
Net interest income increased $402,000 to $5.2 million for the quarter ended September 30, 2011 as compared to $4.8 million for the quarter ended September 30, 2010.  This increase was the result of continued growth in earning assets which grew $49.6 million and a 26 basis point decrease in the rates paid on average interest bearing liabilities when comparing the quarters ended September 30, 2011 and 2010.

•
Net interest spread decreased 4 basis points to 3.83% as compared to 3.87% when comparing the quarters ended September 30, 2011 and 2010, respectively.  Net interest margin decreased 8 basis points to 3.96% as compared to 4.04% when comparing these same periods.  This narrowing of the spread and margin were primarily due to the growth in deposits being invested mainly in securities which carry much lower yields than loans.

•
 Provision for loan loss increased $121,000 or 34.3% to $474,000 for the quarter ended September 30, 2011 as compared to $353,000 for the quarter ended September 30, 2010. During the quarter ended September 30, 2011, the Company added to its provision for loan loss as a result of its assessment of the impact on the loan portfolio for potential losses resulting from the recent destruction caused by Hurricane Irene.  The increase was also due to the continued increases in nonperforming assets and loan charge-offs.

•
The allowance for loan losses totaled $5.5 million at September 30, 2011 which increased $1.2 million from $4.3 million at September 30, 2010.  The level of allowance for loan losses to total loans receivable increased to 1.75% at September 30, 2011 as compared to 1.43% at September 30, 2010.

•	Net charge-offs increased to $90,000 for the quarter ended September 30, 2011 from $39,000 for the quarter ended September 30, 2010, an increase of $51,000.
•
Nonperforming assets increased to $7.5 million at September 30, 2011 from $5.2 million at September 30, 2010, an increase of $2.3 million.  This growth has been the result of adverse changes within the economy and increases in local unemployment compounded by the extended length of time required to complete the foreclosure process in New York State.

•
Noninterest income increased $114,000 or 10.4% to $1.2 million for the quarter ended September 30, 2011 as compared to $1.1 million for the quarter ended September 30, 2010, primarily due to an increase in service charges on deposit accounts and debit card fees resulting from continued growth in the number of deposits accounts.

•
Noninterest expense increased $130,000 or 3.7% when comparing the quarters ended September 30, 2011 and 2010 at $3.6 million and $3.5 million, respectively.  This increase was primarily the result of higher compensation costs of $90,000, higher costs associated with debit cards of $80,000, as well as the recognition of losses on the sale of foreclosed real estate in the amount of $50,000, which were partially offset by lower FDIC insurance premiums of $53,000.  The decrease in FDIC insurance premiums was the result of regulatory changes in the method of calculating the premiums.

•	Total assets grew $8.9 million or 1.6% to $556.4 million at September 30, 2011 as compared to $547.5 million at June 30, 2011.
•
Securities available for sale and securities held to maturity amounted to $202.8 million, or 36.4% of assets, at September 30, 2011 as compared to $214.3 million, or 39.1% of assets at June 30, 2011, a decrease of $11.5 million or 5.4%

•
Net loans grew by $6.0 million or 2.0% to $307.0 million at September 30, 2011 as compared to $301.0 million at June 30, 2011.  The increase in loans was primarily in nonresidential real estate and commercial installment loans, which generally carry higher yields than residential real estate loans.

•
Deposits increased to $492.0 million at September 30, 2011 from $469.9 million at June 30, 2011, an increase of $22.1 million, or 4.7%.  This increase was primarily the result of an increase of $18.8 million in balances at the Company’s Commercial Bank subsidiary due primarily to the annual collection of taxes by several local school districts.

•
As a result of the increase in deposits, the Company repaid its overnight borrowings with the Federal Home Loan Bank.  Borrowings decreased $14.3 million from $26.3 million at June 30, 2011 to $12.0 million at September 30, 2011.

•	Total shareholders’ equity amounted to $49.5 million at September 30, 2011, or 8.9% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or For the Three
	Months Ended September 30,
Dollars In thousands, except share and per share data	2011	2010
Interest income	$6,205	$5,976
Interest expense	1,006	1,179
Net interest income	5,199	4,797
Provision for loan losses	474	353
Noninterest income	1,214	1,100
Noninterest expense	3,658	3,528
Income before taxes	2,281	2,016
Tax provision	772	692
Net income	$1,509	$1,324

Basic EPS	$0.36	$0.32
Weighted average shares outstanding	4,145,828	4,121,299

Diluted EPS	$0.36	$0.32
Weighted average diluted shares outstanding	4,190,151	4,152,082

Dividends declared per share 2	$0.175	$0.175

Selected Financial Ratios
Return on average assets	1.10%	1.07%
Return on average equity	12.41%	11.70%
Net interest rate spread	3.83%	3.87%
Net interest margin	3.96%	4.04%
Efficiency ratio1	57.04%	59.83%
Non-performing assets to total assets	1.35%	0.98%
Non-performing loans to total loans	2.37%	1.67%
Allowance for loan losses to non-performing loans	75.05%	86.99%
Allowance for loan losses to total loans	1.75%	1.43%
Shareholders’ equity to total assets	8.90%	8.68%
Dividend payout ratio2	48.61%	54.47%
Book value per share	$11.94	$11.14

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.

	As of September 30, 2011	As of June 30, 2011
Dollars In thousands
Assets
Total cash and cash equivalents	$25,177	$9,966
Securities- available for sale, at fair value	80,673	90,117
Securities- held to maturity, at amortized cost	122,085	124,177
Federal Home Loan Bank stock, at cost	1,273	1,916

Gross loans receivable	312,024	305,620
Less: Allowance for loan losses	(5,453)	(5,069)
Unearned origination fees and costs, net	399	495
Net loans receivable	306,970	301,046

Premises and equipment	15,244	15,407
Accrued interest receivable	2,740	2,716
Foreclosed real estate	243	443
Prepaid expenses and other assets	1,980	1,737
Total assets	$556,385	$547,525

Liabilities and shareholders’ equity
Noninterest bearing deposits	$50,740	$49,313
Interest bearing deposits	441,254	420,584
Total deposits	491,994	469,897

Borrowings from FHLB, short term	---	14,300
FHLB borrowings, long term	12,000	12,000
Accrued expenses and other liabilities	2,882	3,247
Total liabilities	506,876	499,444
Total shareholders’ equity	49,509	48,081
Total liabilities and shareholders’ equity	$556,385	$547,525
Common shares outstanding	4,145,828	4,145,828
Treasury shares	159,842	159,842